                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         MAX & ERMA'S RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1) Title of each class of Securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:

                         MAX & ERMA'S RESTAURANTS, INC.







                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                 APRIL 12, 2000

                                       AND

                                 PROXY STATEMENT










                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800



                                                               February 28, 2000



Dear Stockholder:

                  You are cordially invited to attend the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc. on April 12, 2000, at 2:30 p.m., at the Company's corporate office at 4849 Evanswood Drive, Columbus, Ohio. We look forward to greeting those stockholders who are able to attend.

                  At the meeting, you are being asked to elect Roger D. Blackwell, William C. Niegsch, Jr. and Robert A. Rothman for three-year terms as Class II members of the Board of Directors and to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2000 fiscal year.

                  It is very important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and return your proxy in the enclosed envelope at your earliest convenience.

                  Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.


                                   Sincerely,

                                   Todd B. Barnum
                                   Chairman of the Board,
                                   Chief Executive Officer and President

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 12, 2000

                                                               February 28, 2000

To the Stockholders of
Max & Erma's Restaurants, Inc.:

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate office at 4849 Evanswood Drive, Columbus, Ohio, on the 12th day of April, 2000, at 2:30 p.m., local time, for the following purposes:

                  1. To elect three Class II Directors, each for a term of three years and until their successors are duly elected and qualified.

                  2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2000 fiscal year.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Owners of Common Stock of the Company of record at the close of business on February 18, 2000, will be entitled to vote at the meeting.

                  Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

                                      By Order of the Board of Directors

                                      Todd B. Barnum
                                      Chairman of the Board,
                                      Chief Executive Officer and President

  ---------------------------------------------------------------------------

                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
   ---------------------------------------------------------------------------

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                               February 28, 2000

                               PROXY STATEMENT FOR
                       2000 ANNUAL MEETING OF STOCKHOLDERS


                                  INTRODUCTION


         This Proxy Statement is furnished to the stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 12, 2000, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

         All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Directors' unanimous recommendations, which are FOR the election of Roger D. Blackwell, William C. Niegsch, Jr. and Robert A. Rothman as Class II Directors of the Company; FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 2000 fiscal year; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention William C. Niegsch, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

VOTING RIGHTS

         Only stockholders of record at the close of business on February 18, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share so held entitles the holder thereof to one vote upon each matter to be voted on. As of December 31, 1999, the Company had outstanding 2,664,935 shares of Common Stock, $.10 par value. There are no cumulative voting rights in the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company on December 31, 1999 (unless otherwise noted):

NAME AND ADDRESS                       NUMBER OF SHARES             PERCENTAGE
OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)         OF CLASS(2)
-------------------                   ---------------------         -----------

Todd B. Barnum                             467,958(3)                  16.6%
4849 Evanswood Drive
Columbus, Ohio  43229

Mark F. Emerson                            362,108(4)                  13.2%
4849 Evanswood Drive
Columbus, Ohio  43229

Roger D. Blackwell                         524,422(5)                  19.5%
3380 Tremont Road
Columbus, Ohio 43221

William C. Niegsch, Jr.                    182,627(6)                   6.6%
4849 Evanswood Drive
Columbus, Ohio 43229

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 1999. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1999.

(3) Includes 154,000 shares which Mr. Barnum has a right to purchase under presently exercisable options. Also includes 402 shares owned by Mr. Barnum's spouse, as to which Mr. Barnum disclaims beneficial ownership.

(4) Includes 87,000 shares which may be purchased under presently exercisable options.

(5) Includes 19,000 shares which may be purchased under presently exercisable options.

(6) Includes 87,000 shares which may be purchased under presently exercisable options. Also includes 11,000 shares owned by Mr. Niegsch's spouse and 10,494 shares owned by Mr. Niegsch's children, as to which Mr. Niegsch disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of December 31, 1999, the beneficial ownership of the Company's Common Stock by each officer and/or director of the Company and by all officers and directors as a group:

       NAME OF                            NUMBER OF SHARES         PERCENTAGE
    BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)      OF CLASS(2)
    ----------------                    ---------------------      -----------

    Todd B. Barnum                           467,958(3)               16.6%

    Mark F. Emerson                          362,108(3)               13.2%

    Bonnie J. Brannigan                       26,666(4)                1.0%

    William C. Niegsch, Jr.                  182,627(3)                6.6%

    Gregory L. Heywood                        80,476(5)                3.0%

    Larry B. Fournier                         25,372(6)                0.9%

    William E. Arthur                         70,653(7)                2.6%

    Roger D. Blackwell                       524,422(3)               19.5%

    Robert A. Rothman                         71,800(8)                2.7%

    Michael D. Murphy                         22,800(9)                0.9%

    Thomas R. Green                           29,686(10)               1.1%

    All directors and officers
     as a group (11 persons)               1,864,568(11)              59.3%

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days of December 31, 1999. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1999.

(3)  See preceding table and notes thereto.

(4) Includes 20,000 shares which may be purchased under presently exercisable options.

(5) Includes 21,000 shares which may be purchased under presently exercisable options.

(6) Includes 15,200 shares which may be purchased under presently exercisable options.

(7) Includes 19,000 shares which may be purchased under presently exercisable options. Also includes 25,572 shares owned by Mr. Arthur's spouse, as to which Mr. Arthur disclaims beneficial ownership.

(8) Includes 19,000 shares which may be purchased under presently exercisable options. Also includes 2,475 shares owned by Mr. Rothman's spouse, as to which Mr. Rothman disclaims beneficial ownership.

(9) Includes 22,300 shares which may be purchased under presently exercisable options.

(10)Includes 16,000 shares which may be purchased under presently exercisable options. Also includes 962 shares owned by Mr. Green's spouse and 150 shares owned by Mr. Green's children, as to which Mr. Green disclaims beneficial ownership.

(11)Includes 479,500 shares which may be purchased pursuant to presently exercisable options.

                              ELECTION OF DIRECTORS

         The Board of Directors has designated Roger D. Blackwell, William C. Niegsch, Jr. and Robert A. Rothman as nominees for election as Class II Directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The Board of Directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         The following table sets forth (i) the nominees for election as Class II Directors of the Company, and (ii) the Class I and Class III Directors of the Company whose terms in office will continue.

                                           DIRECTOR
                                         CONTINUOUSLY
NAME AND AGE                                 SINCE                       PRINCIPAL OCCUPATION
------------                             ------------      -------------------------------------------------
                   NOMINEES - TERMS TO EXPIRE 2003 (CLASS II)

Roger D. Blackwell, 59                        1984         Professor of Marketing, The Ohio State University

William C. Niegsch, Jr., 47                   1982         Executive Vice President, Chief
                                                           Financial Officer, Treasurer and Secretary

Robert A. Rothman, 58                         1982         President, Amusement Concepts, Inc., a corporation engaged in the video and electronic games business

             CONTINUING DIRECTORS - TERMS TO EXPIRE 2001 (CLASS III)

William E. Arthur, 71                         1982         Of Counsel, Porter, Wright, Morris & Arthur,
                                                           Attorneys at Law

Todd B. Barnum, 57                            1982         Chairman of the Board, Chief Executive
                                                           Officer and President

Thomas R. Green, 45                           1996         Chief Executive Officer
                                                           Lancaster Pollard & Company

              CONTINUING DIRECTORS - TERMS TO EXPIRE 2002 (CLASS I)

Mark F. Emerson, 52                           1982         Chief Operating Officer

Michael D. Murphy, 55                         1995         Private Investor



INFORMATION CONCERNING BOARD OF DIRECTORS

         During fiscal 1999, four meetings of the Board of Directors were held. All directors attended 75% or more of the total Board of Directors' meetings.

         In fiscal 1999, the members of the Compensation Committee were Messrs. Arthur, Blackwell and Green. The Compensation Committee's function is to recommend to the directors the annual compensation of the Company's executive officers, the number and terms of any stock options to be granted under the Company's stock option plans, and any other actions or policies with respect to compensation. The Compensation Committee met once during fiscal 1999. All Compensation Committee members were in attendance at such meeting.

         In fiscal 1999, the members of the Audit Committee were Messrs. Rothman and Murphy. The Audit Committee's function is to recommend to the directors a firm of accountants to serve as the Company's auditors and to review with the independent auditors and the appropriate corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee met once during fiscal 1999. All Audit Committee members were in attendance at such meeting.

         For 1999, each outside director was paid $1,250 per quarter. In addition, in October 1999, each outside director was granted an option to purchase 6,000 shares of Common Stock. Such options are exercisable for a four-year period beginning on the first anniversary of the date of grant. Directors who are also employees of the Company do not receive additional compensation for serving as directors. All directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

         The Company has entered into indemnification contracts with each of its present directors, which contracts were ratified and authorized by the stockholders on September 9, 1986. The indemnification contracts with the directors (i) confirm the present indemnity provided to them by the Company's By-laws and give them assurances that this indemnity will continue to be provided despite future changes in the By-laws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director of the Company or as a director or officer of any subsidiary of the Company or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of the Company. No indemnity will be provided under the indemnification contract to any director on account of willful misconduct or conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest.

         Mr. Blackwell is also a trustee of The Flex-Funds and a director of CheckPoint Systems, Inc., Intimate Brands, Inc., AirNet Systems, Inc., Applied Industrial Technologies, Inc., Anthony & Sylvan Pools Corporation, and The Bank Stock Group, each with a class of equity securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Arthur, a member of the Compensation Committee, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

EXECUTIVE OFFICERS

         In addition to Messrs. Barnum, Emerson, and Niegsch, the following persons are executive officers of the Company.

         GREGORY L. HEYWOOD, age 48, has been the Company's Regional Vice President of Operations since March 1994. Prior to becoming the Company's Regional Vice President of Operations, Mr. Heywood had been a Regional Manager of the Company since September 1983.

         LARRY FOURNIER, age 53, has been the Company's Vice President of Development since 1996. Prior to becoming the Company's Vice President of Development, Mr. Fournier served as the Director of Development of the Company since 1993. Prior to joining the Company in 1993, Mr. Fournier served as the Regional Manager of Land Development for M/I Schottenstein Homes, Inc., a homebuilder/land developer.

         BONNIE BRANNIGAN, age 36, has been the Company's Vice President - Marketing and Planning, since November 1996. From November 1994 to July 1996, Ms. Brannigan served as the General Manager of The Executive Gallery, a catalog/direct mail company. From March 1990 to August 1994, Ms Brannigan served as the Sales Development Manager of McMaster-Carr Supply Company, an industrial supply company.

                             EXECUTIVE COMPENSATION

         The table below sets forth all compensation paid for each of the Company's last three completed fiscal years ended October 31, 1999, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who received compensation (based on salary and bonus) exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                                                            Compensation
                                                               Annual Compensation              Awards
                                                       ----------------------------------   -------------
                                                                                   (e)                          (i)
                                                                                  Other                         All
                                                                                  Annual                       Other
                   (a)                                     (c)         (d)       Compen-          (g)         Compen-
                 Name and                      (b)        Salary      Bonus       sation        Options       sation
            Principal Position                Year         ($)       ($)(1)       ($)(2)          (#)         ($)(3)
            ------------------                ----         ---       ------       ------          ---         ------
Todd B. Barnum                                1999         $245,508    $80,000   $ 10,111          --           $30,000
Chairman, Chief Executive                     1998          220,000    134,421      6,653          --            30,000
Office and President                          1997          200,000     70,000      4,875       50,000           22,570

                                              1999         $170,575    $40,000     $4,143          --           $10,000
Mark F. Emerson                               1998          150,000     54,000      2,790          --            10,000
Chief Operating Officer                       1997          137,500     35,000      2,818       25,000            6,264

William C. Niegsch, Jr.
Executive Vice President,                     1999         $152,258    $40,000     $3,721          --           $10,000
Chief Financial Officer,                      1998          130,000     66,460      2,677          --            10,000
Treasurer and Secretary                       1997          115,400     35,000      2,505       25,000            6,264

                                              1999          $79,390    $33,625     $2,249       10,000           $2,000
Bonnie J. Brannigan                           1998           70,000     59,656      1,581       10,000            2,000
Vice President, Marketing                     1997           65,500     17,500       --         10,000              -

Gregory L. Heywood                            1999          $92,179    $54,672     $2,438          --            $2,000
Regional Vice President                       1998           82,000     37,312      1,666        3,000            2,000
of Operations                                 1997           77,000     30,403      1,605        5,000               -


---------------------------
(1) Amounts paid as bonuses are included for the year in which the bonus is earned, whether or not it is paid in that year or in a subsequent year. For the 1997 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson, and Niegsch, and Ms. Brannigan, out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to 1,238,000; five percent of net income before tax from $1,238,001 to $2,477,000; ten percent of net income before tax from $2,477,001 to $3,715,000; and 25% of net income before tax over $3,715,001. For the 1998 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson and Niegsch, and Ms. Brannigan, out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to $1,486,000; five percent of net income before tax from $1,486,001 to $2,974,000; 15% of net income before tax from $2,974,001 to $4,461,000; and
     20% of net income before tax over $4,461,000. For the 1999 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson and Niegsch, and Ms. Brannigan, out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to $1,783,000; seven percent of net income before tax from $1,783,001 to $3,566,000; fifteen percent of net income before tax from $3,566,001 to $5,349,000; and twenty-five percent of net income before tax over $5,349,000. The aggregate bonus was shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch for 1997, 1998, and 1999. Ms. Brannigan received 10% of the bonus pool in 1997 and 15% of the bonus pool in 1998 and 1999. In addition, for the 1997, 1998, and 1999 fiscal years, the Compensation Committee capped the bonus pool at an amount equal to 125%, respectively, of the aggregate base salaries of Messrs. Barnum, Emerson and Niegsch, and Ms. Brannigan. In addition to the bonus paid under the above formula, Messrs. Barnum and Niegsch received a tax offset bonus, under the Company's Incentive Stock Option Plan, equal to $26,421 and $12,460, respectively, during 1998. Ms. Brannigan received an additional bonus equal to $3,625 and $19,156, which represented 50% of the purchase price of common stock acquired by her during 1999 and 1998, respectively. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.

(2) The Company maintains a medical reimbursement plan which provides for the reimbursement of substantially all of the uninsured medical and dental expenses of the Chief Executive Officer and President of the Company and his immediate family. The amount shown is the amount of reimbursements made by the Company during the fiscal year. The amount shown also includes amounts allocated to the executive officer pursuant to the Company's 401(k) and Supplemental Deferred Compensation Plans, in amounts for Mr. Barnum of $6,404, $4,380, and $4,343, Mr. Emerson of $4,143, $2,790, and $2,818, Mr.
     Niegsch of $3,721, $2,677, and $2,505, Ms. Brannigan of $2,249, $1,581, and
     $.00, and Mr. Heywood of $2,438, $1,666, and $1,605, for fiscal 1999, 1998, and 1997, respectively.

(3) Amounts shown represent the annual full amount of premiums paid by the Company on split dollar life insurance policies on the lives of each of Messrs. Barnum, Emerson, Niegsch and Heywood and Ms. Brannigan. Premiums paid by the Company will be repaid from the death benefit and the balance will be paid to the employee's beneficiaries. In the event of termination of employment, other than for cause or on death, the employee has the right to purchase the policy from the Company for the Company's cash value; provided, however, that beginning in 1993 for Messrs. Barnum, Emerson and Niegsch, and in 1998 for Mr. Heywood and Ms. Brannigan, ownership of the Company's cash value of the policy vests in the employee at the rate of 10% per year, so that the employee will only be required to pay the unvested portion of the Company's cash value on termination.

SEVERANCE AGREEMENTS

         On January 10, 2000, the Company entered into severance agreements in the event of a change in control with William C. Niegsch, Jr., Todd B. Barnum, and Mark F. Emerson (collectively the "Senior Executives"), and with Bonnie J. Brannigan and Gregory L. Heywood (collectively the "Officers"). The agreements provide that in the event of the Senior Executive's or Officer's termination of employment under certain circumstances during the "Effective Period" (as defined in the agreement) following a "Change in Control" (as defined in the agreement) of the Company, he or she will be entitled to severance benefits. The "Effective Period" is the 12-month period following a Change in Control, except for the Senior Executives who have a 13-month Effective Period, including a "Window Period" in the 13th month following a Change in Control in which the Senior Executives may terminate their employment for any reason and be entitled to severance benefits.

         If an Officer terminates employment during the Effective Period for "Good Reason" (as defined in the agreement), or if a Senior Executive terminates his employment during the Effective Period for Good Reason or during the Window Period for any reason, or if the Company terminates employment during such period for any reason other than for Cause (as defined in the agreement) or as a result of death, retirement or disability, the Company will be obligated to pay his base salary and prorated bonus through the date of termination and to make a lump-sum payment equal to 2.99 times (for Senior Executives) or 1.5 times (for Officers) the average annual compensation (including salary and bonus) which was payable to such executive for the five taxable years ending prior to the date on which the Change of Control occurred.

STOCK OPTION PLANS

         The Company's 1996 and 1992 Stock Option Plans provide for the issuance of options to purchase up to 400,000 and 412,500 shares of the Common Stock, $.10 par value per share, of the Company, respectively, subject to adjustment for stock splits and other changes in the Company's capitalization, which options either meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or do not meet such requirements ("Nonqualified Options"). Key employees of the Company, officers and directors of the Company, and certain other persons who provide services to the Company are eligible to receive options under the 1996 and 1992 Stock Option Plans. Options are granted to persons selected by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee determines the number of shares subject to option, the exercise price, and exercise period of such option and whether the option is intended to be a Nonqualified Option or an Incentive Option. The Committee also has the discretion under the 1996 and 1992 Stock Option Plans to make cash grants to optionholders that are intended to offset a portion of the taxes payable upon the exercise of Nonqualified Options or upon certain dispositions of shares acquired under Incentive Options. The tables set forth below provide additional information with respect to the grants and exercises of stock options by the named executive officers of the Company. As of December 31, 1999, the Company had options for 387,000 and 377,650 shares of Common Stock, respectively, under the 1996 and 1992 Stock Option Plans outstanding.

                                          OPTION GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants                                  (f)
                              -------------------------------------------------------
                                                                                          Potential Realizable Value
                                                  (c)                                       At Assumed Annual Rates
                                              % of Total                                  Of Stock Price Appreciation
                                                Options                                          For Option Term(3)
                                                Granted                                   -------------------------
                                  (b)             To              (d)
                                Options        Employees        Exercise        (e)
            (a)                 Granted        In Fiscal         Price       Expiration
           Name                 (#)(1)           Year          ($/Sh)(2)         Date         5%($)          10%($)
------------------------     ------------    ------------     -----------    -----------     --------       ---------

Bonnie J. Brannigan              10,000         25.0%            $7.38        10/11/05       $25,100        $56,900

---------------------------

(1) All options are first exercisable October 19, 2002. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options not yet exercised are cancelled after 30 days following termination of employment other than by death or for cause. In the event of termination of employment by death, the option may be exercised for up to one year but not later than the expiration date. Options not yet exercised are immediately cancelled upon the termination of employment for cause. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Company with the consent of the Committee. In addition, any tax which the Company is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing, with the consent of the Committee, to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Company, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirements.

(2) In all cases, the exercise price was equal to or greater than the closing market price of the underlying shares on the date immediately prior to the date of grant.

(3) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.


                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                                         (e)
                                                                                                      Value of
                                                                                  (d)                Unexercised
                                                                               Number of            In-the-Money
                                                                              Unexercised            Options at
                                       (b)                  (c)          Options at FY-End(#)       FY-end($)(1)
                                      Shares               Value
             (a)                   Acquired on            Realized           Exercisable/           Exercisable/
            Name                   Exercise (#)              ($)             Unexercisable          Unexercisable
            ----                   ------------           --------       --------------------       -------------
Todd B. Barnum                          --                   --                154,000/0                $0/0

Mark F. Emerson                         --                   --                87,000/0                 $0/0

William C. Niegsch, Jr.                 --                   --                87,000/0                 $0/0

Gregory L. Heywood                      --                   --              18,000/3,000             $0/1,125

Bonnie J. Brannigan                     --                   --              10,000/20,000            $0/3,750

---------------------------

(1) As of October 31, 1999, no unexercised options that were exercisable were in-the-money, meaning that the fair market value of the underlying securities exceeded the exercise price of the option at that date.

     The following Board Compensation Committee Report on Executive Compensation and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee reviews and evaluates individual senior executive officers and determines the compensation for each. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance shareholder value.

         Compensation for the executive officers includes base salary, bonus and stock option awards. Base salary is reviewed annually in light of the Committee's perception of individual performance, performance of the Company as a whole and industry analysis and comparison. No specific weight is given to any of these factors in the evaluation of an executive officer's base salary. However, since 1991, the Committee has felt that a significant portion of each senior executive officer's compensation should be in the form of bonuses based upon Company performance.

         Beginning in fiscal 1991, a formula was established in advance for determining the amount of bonus to be paid to the Company's senior officers. In 1992, that formula was modified to allow for the creation of a bonus pool. The dollar amount of the pool was originally equal to 1% of the first $500,000 in pre-tax earnings; 5% of the next $500,000; 10% of the next $500,000 and 25% of pre-tax earnings in excess of $1,500,000. In line with the Committee's established goal of a 20% annual growth in earnings, the breakpoints for each earnings increment in the bonus formula was increased 20% for each year through 1999. For fiscal 1998, the 10% bonus level was increased to 15% and the 25% bonus level was decreased to 20%. For fiscal 1999, the 5% bonus level was increased to 7% and the 20% bonus level was increased to 25%. In addition, since 1996, the Committee has capped the bonus pool at an amount equal to 125% of the aggregate base salaries of the four senior officers.

         For fiscal 2000, the bonus formula has been changed. Due to the amount of interest expense incurred for the repurchase of the Company's common stock during 1999, the Compensation Committee believes that a more appropriate bonus formula should be based upon operating income (as adjusted for one-time gains and losses), which is generally defined to be income before taxes and interest expense. For fiscal 2000, the bonus pool will equal 4% of operating income up to $4,650,000, 13% of operating income between $4,650,001 and $6,200,000, and 20%
of operating income in excess of $6,200,000. In addition, the bonus pool will be shared 40% by Mr. Barnum, 20% by each of Messrs. Emerson and Niegsch and Ms. Brannigan. The bonus pool will not be capped for fiscal 2000.

         Mr. Heywood, the Company's Regional Vice President of Operations, will be paid a bonus equal to the cash bonuses paid to the regional managers assigned to report to him. Mr.

Fournier, the Company's Vice President of Development, will be paid a cash bonus of $5,000 for each new Max & Erma's restaurant opened during 2000. Mr. Fournier's bonus may be paid in cash or in the Company's common stock valued at one-half of fair market value under the Company's Manager Stock Bonus Plan.

         The Committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of the Company's stock. Stock option awards are considered annually. The specific number of stock options granted to individual executive officers is determined by the Committee's perception of relative contributions or anticipated contributions to overall corporate performance. The Committee also reviews the total number of options already held by individual executive officers at the time of grant.

         Compensation for Mr. Barnum, the Company's CEO, during the 1999 fiscal year included salary and bonus. Mr. Barnum's base salary was determined by reviewing the previous level of his base salary, industry analysis and comparison and increases in the cost of living. No specific weight was given to any of these factors in the evaluation of Mr. Barnum's base salary. Mr. Barnum's bonus was determined solely by the formula established in advance for determining executive officers' bonuses. No stock options were awarded to Mr. Barnum in 1999.

         The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Committee does not believe that this law will impact the Company in the near term because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

                                              Compensation Committee:

                                              William E. Arthur
                                              Roger D. Blackwell
                                              Thomas R. Green

PERFORMANCE GRAPH

                              -----------------------------FISCAL YEAR ENDING----------------------------
COMPANY/INDEX/MARKET          10/28/1994   10/27/1995   10/31/1996   10/24/1997   10/23/1998   10/29/1999
Max & Erma's Rest                 100.00        89.71        77.94        74.26        75.00        77.94

Eating Places                     100.00       121.01       133.06       139.94       170.79       190.31

NASDAQ Market Index               100.00       118.62       139.30       182.56       206.42       340.72

         The above Performance Graph compares the performance of the Company with that of the NASDAQ Market Index and a Peer Group Index, which is an index of SIC Code 5812 - Eating Places. Both the NASDAQ Market Index and the Peer Group Index include stocks of companies that were public as of October 31, 1999, and during the entire five-year period illustrated on the Performance Graph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1999.

CERTAIN TRANSACTIONS

         Mr. Rothman, a director of the Company, owns a 40% equity interest in, and is President of, Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received games revenues of $75,181 during the fiscal year ended October 31, 1999, under the various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a director of the Company, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected, subject to the approval of the stockholders of the Company, Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending October 29, 2000. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such appointment. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP has performed audits of the Company's financial statements since 1980.

         Ratification of the selection of the independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter. The Board of Directors recommends a vote FOR ratification of the selection of the independent public accountants. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification of the selection of the public accountants.

                     REPORTS TO BE PRESENTED AT THE MEETING

         There will be presented at the meeting the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1999, containing financial statements for such year and the signed opinion of Deloitte & Touche LLP, independent public accountants, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                         COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so. The Company may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by the Company of $10,000 plus out-of-pocket expenses.

                              STOCKHOLDER PROPOSALS

         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2001 must be received by the Company (addressed to the attention of the Secretary) on or before January 7, 2001. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 TODD B. BARNUM
                                 CHAIRMAN OF THE BOARD,
                                 CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         MAX & ERMA'S RESTAURANTS, INC.
                              4849 Evanswood Drive
                              Columbus, Ohio 43229

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 12, 2000

    The undersigned stockholder of Max & Erma's Restaurants, Inc. (the "Company") hereby appoints, Todd B. Barnum and William C. Niegsch, Jr. or either of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 4849 Evanswood Drive, Columbus, Ohio on Wednesday, April 12, 2000, at 2:30 p.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

1. ELECTION OF ROGER D. BLACKWELL, WILLIAM C. NIEGSCH, JR., AND ROBERT A. ROTHMAN AS CLASS II DIRECTORS.

   [ ] FOR

   [ ] WITHHOLD AUTHORITY FOR EACH NOMINEE

     (INSTRUCTION: To withhold authority for a specific nominee, write that nominee's name here:

     ----------------------------------------------------------------- .

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT PUBLIC ACCOUNTS OF THE COMPANY FOR THE 2000 FISCAL YEAR
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

                  (Continued and to be signed on other side.)

                          (Continued from other side.)

3. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

    The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated February 28, 2000, the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

    PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                                Dated:

                                                --------------------------, 2000

                                                --------------------------------
                                                          (Signature)

                                                --------------------------------
                                                          (Signature)

                                                Signature(s) shall agree with
                                                the name(s) printed on this
                                                Proxy. If shares are registered
                                                in two names, both stockholders
                                                should sign this Proxy. If
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give your full
                                                title as such.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                   Proxy Card